SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 AMENDMENT NO. 2


                              TRITON ENERGY  LIMITED
             -------------------------------------------------------
             (Exact name of registrant as specified in its charter)



          Cayman  Islands                                  None
   -----------------------------                    ------------------
   (State  or  other  jurisdiction  of               (IRS Employer
           incorporation)                          Identification  No.)



                 Caledonian  House,  Mary  Street
                      P.O.Box  1043
                      George  Town
          Grand  Cayman,  Cayman  Islands                   NA
          -------------------------------                 ------
         (Address of principal executive offices)       (Zip  Code)


Securities  to  be  registered  pursuant  to  Section  12(b)  of  the  Act:

          Title  of each class                    Name of each exchange on which
           to be so registered                    each class is to be registered
          --------------------                    ------------------------------

          Preference  Share  Purchase  Rights          New  York  Stock Exchange

Securities  to  be  registered  pursuant  to  Section  12(g)  of  the  Act:

            None
          --------
          (Title  of  Class)



Item  1.     Description  of  Securities  to  be  Registered
             -----------------------------------------------

     On August 31, 1998, Triton Energy Limited (the "Company") entered into a Stock Purchase Agreement (the "Purchase Agreement") with HM4 Triton, L.P., a Cayman Islands exempted limited partnership (the "Purchaser"), an affiliate of Hicks, Muse, Tate and Furst Incorporated. Pursuant to the Purchase Agreement, on September 30, 1998, the Company issued to the Purchaser 1,822,500 shares of 8% Convertible Preference Shares. Pursuant to the Purchase Agreement, effective as of August 30, 1998, the Company executed Amendment No. 2 to the Rights Agreement (the "Rights Agreement"), dated as of March 25, 1996, between the Company and The Chase Manhattan Bank (as successor by merger to Chemical Bank), as Rights Agent, in order to provide that the Purchaser, together with its Affiliates and Associates (as defined in the Rights Agreement and collectively referred to as "HM4 Triton") will not be deemed an Acquiring Person for purposes of the Rights Agreement; provided that such provision shall cease to apply to HM4 Triton at such time that HM4 Triton ceases to own a number of Ordinary Shares and/or 8% Convertible Preference Shares (assuming conversion of such shares into Ordinary Shares), representing at least (a) 50% or more of the number of Ordinary Shares into which the aggregate number of 8% Convertible Preference Shares acquired by HM4 Triton pursuant to the terms of the Purchase Agreement would be convertible as of the time of such determination or (b) 10% or more of the number of outstanding Ordinary Shares (assuming conversion or exchange of all outstanding securities of the Company convertible into or exchangeable for Ordinary Shares).

Item  2.     Exhibits
             --------

     1. Amendment No. 2, dated as of August 30, 1998, to Rights Agreement, dated as of March 25, 1996, between the Company and The Chase Manhattan Bank (as successor by merger to Chemical Bank), as Rights Agent.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      TRITON  ENERGY  LIMITED



Date:  October  2, 1998               By: /s/ Robert B. Holland, III
                                          -----------------------------
                                           Robert B. Holland, III
                                           Chief  Operating  Officer

                                  Exhibit Index
                                  -------------

1. Amendment No. 2, dated as of August 30, 1998, to Rights Agreement, dated as of March 25, 1996, between the Company and The Chase Manhattan Bank (as successor by merger to Chemical Bank), as Rights Agent.

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

          THIS AMENDMENT NO. 2, dated as of August 30, 1998, between Triton Energy Limited, a company organized under the laws of the Cayman Islands (the "Company"), and The Chase Manhattan Bank (as successor by merger to Chemical
  ------
Bank),  a  national  banking  association  (the  "Rights  Agent").
  -                                               -------------

                                    RECITALS

     A. The Company and the Rights Agent are parties to a Rights Agreement dated as of March 25, 1996, as amended (the "Rights Agreement").
                                                      -----------------

     B. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below.

     Accordingly,  the  Rights  Agreement  is  hereby  amended  is  follows:

     1.     Amendment  of  Section 1(a). Section 1(a) of the Rights Agreement is
            ---------------------------
amended  by  adding  as  the penultimate sentence to Section 1(a) the following:

Notwithstanding the foregoing, HM4 Triton, L.P., a Cayman Islands exempted limited partnership, together with its Affiliates and Associates (collectively "HM4 Triton"), shall not be deemed an Acquiring Person for any purposes of this Agreement, provided that this sentence shall cease to apply to HM4 Triton at such time after the First Closing Date (as defined in that certain Stock Purchase Agreement dated as of August 31, 1998, by and between HM4 Triton, L.P., and the Company (the "Stock Purchase Agreement")) that HM4 Triton ceases to own
                       ------------------------
a number of Ordinary Shares and/or 8% Convertible Preference Shares, par value $.01 per share ("8% Preference Shares") (assuming conversion of such shares into
                 --------------------
Ordinary Shares), representing at least (a) 50% or more of the number of Ordinary Shares into which the aggregate number of 8% Preference Shares acquired by HM4 Triton pursuant to the terms of the Stock Purchase Agreement (including 8% Preference Shares purchased pursuant to Rights and at the Second Closing, as such terms are defined therein) would be convertible as of the time of such determination or (b) 10% of more of the number of outstanding Ordinary Shares (assuming conversion or exchange of all outstanding securities of the Company convertible into or exchangeable for Ordinary Shares).

     2.     Effectiveness. This Amendment shall be deemed effective as of August
            -------------
30, 1998 as if executed by both parties on such date, provided that this Amendment shall be deemed void and of no force or effect if the Stock Purchase Agreement is terminated prior to the First Closing (as defined in the Stock Purchase Agreement). Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.


     3.     Miscellaneous.  This Amendment shall be deemed to be a contract made
            -------------
under the laws of the Cayman Islands and for all purposes shall be governed by and construed in accordance with the laws of such Country applicable to contracts to be made and performed entirely within such Country. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected or impaired or invalidated.

     EXECUTED  to  be  effective  as  of  August  30,  1998.


ATTEST:                         TRITON  ENERGY  LIMITED


___________________________          By:  ____________________________
Name:                                Name: Robert  B.  Holland,  III
Title:                               Title:Interim  Chief  Executive Officer
                                           and  General Counsel



ATTEST:                         THE  CHASE  MANHATTAN  BANK



___________________________          By:  ____________________________
Name:                                Name:
Title:                               Title: